Exhibit 10.4

RESTRICTED STOCK AGREEMENT

    Agreement made as of this 14th day of February, 2024 between SERVICE CORPORATION INTERNATIONAL, a Texas corporation (the “Company”), and ____________, an employee of the Company or a subsidiary of the Company (“Employee”).
    To carry out the purposes of the Service Corporation International Amended and Restated 2016 Equity Incentive Plan (the “Plan”), the Company and Employee agree as follows:
    1.    Issuance of Stock. Upon the execution of this Restricted Stock Agreement (“Agreement”), the Company shall issue to Employee ______ shares of the $1.00 par value common stock of the Company (“Stock”) (the “Restricted Stock Award”). The shares of Stock issued to Employee under this Agreement shall be subject to all the terms, conditions and restrictions set forth in this Agreement and in the Plan which is incorporated herein by reference as a part of this Agreement. All capitalized terms that are used herein but are not defined shall have the meaning set forth in the Plan.
    2.    Forfeiture Restrictions. The shares of Stock issued to Employee pursuant to this Agreement shall not be sold, assigned, pledged, or otherwise transferred, and in the event of the termination of Employee’s service as an employee of the Company or a subsidiary of the Company for any reason (other than as set forth herein below) Employee shall be obligated, for no consideration, to forfeit and surrender such shares (to the extent then subject to the Forfeiture Restrictions) to the Company. The prohibition against transfer and the obligation to forfeit and surrender shares of Stock to the Company are herein referred to as the “Forfeiture Restrictions,”

and the shares of Stock which are then subject to the Forfeiture Restrictions are herein sometimes referred to as “Restricted Shares.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.
    The Forfeiture Restrictions shall lapse in accordance with the following schedule:
                                Percentage of Shares For
             Date             Which Restrictions Lapse

            March 5, 2025                    33-1/3%
            March 5, 2026                    33-1/3%
            March 5, 2027                    33-1/3%

Notwithstanding the schedule above, the Forfeiture Restrictions shall lapse in their entirety earlier upon death, Disability or termination by the Company or a subsidiary of the Company without Cause (as that term is defined in Employee’s employment agreement with an Affiliate of the Company, or if none, as determined by the Company in its reasonable discretion). In the event of a Change of Control, the Forfeiture Restrictions will be governed by Section 4.9 of the Plan so long as the Restricted Stock Award is honored or assumed or replaced in accordance with Exhibit A attached hereto. Otherwise, the Restricted Stock Award shall become fully vested upon a Change of Control. In addition, the Committee, in its sole discretion by meeting or unanimous consent prior to the date of resignation discussed below, may cause the Forfeiture Restrictions to lapse earlier in their entirety upon (i) resignation by Employee at or after age 55 with Company service of at least twenty (20) years, or (ii) resignation by Employee at or after age 60 with Company service of at least ten (10) years. To the extent that lapse of Forfeiture Restrictions could result in a fractional share, the number of Restricted Shares as to which the

Forfeiture Restrictions lapse as of any date shall be rounded to the nearest whole number of shares.
    3.    Shares Received in Reorganization or Stock Split. The provisions of Paragraph 2 shall not apply to the exchange of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock or securities received in exchange therefor, and any stock received as a result of stock split or stock dividend with respect to Restricted Shares, shall also become Restricted Shares subject to the Forfeiture Restrictions.
    4.    Endorsement on Certificate. Each certificate representing Restricted Shares may be conspicuously endorsed as follows:
        The sale, assignment, pledge or other transfer of the shares of stock evidenced by this certificate is prohibited by the terms and conditions of an agreement dated as of February 14, 2024, which is incorporated herein, and such shares may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.
    5.    Tax. To the extent the issuance of Stock or the lapse of Forfeiture Restrictions results in the receipt of compensation by Employee for tax purposes, Employee shall be responsible for such taxes regarding the Stock and shall promptly deliver to the Company cash in an amount reasonably determined by the Company to be sufficient to satisfy such tax obligations. Alternatively, the Company may, in its sole discretion, withhold from any compensation payable to Employee the amount(s) necessary to satisfy such tax obligations, or the Employee may satisfy such tax obligations in whole or in part by delivery of Stock, including shares of Stock retained from the award evidenced by this Agreement, valued at Fair Market Value. The Company shall not be required to deliver any certificate for Stock under this Agreement until the Employee has satisfied Employee's tax obligations hereunder.
    6.    Tax Election. If Employee makes the election authorized by Section 83(b) of the Internal Revenue Code of 1986, Employee shall submit to the Legal Department of the Company a copy of the statement filed by Employee to make such election.
    7.    Stock Power and Retention of Certificates. The Company may require Employee to execute and deliver to the Company a stock power in blank with respect to the Restricted Shares and may, in its sole discretion, determine to retain possession of the shares with respect to which the Forfeiture Restrictions have not lapsed. The Company shall have the right, in its sole discretion, to exercise such stock power in the event that the Company becomes entitled to the shares of Stock pursuant to the provisions of Paragraph 2 as a result of a termination of Employee's employment with the Company. Notwithstanding retention of such Restricted Shares by the Company, Employee shall, subject to the provisions of Paragraph 2 and Paragraph 10 hereof, have all rights (including dividend and voting rights) with respect to such Restricted Shares.
    8.    Status of Stock. The Company has registered the issuance of the Stock under the Securities Act of 1933, as amended (the “Act”) and intends to keep such registration effective throughout the period that this Agreement remains in effect. In the absence of such effective registration or an available exemption from registration under the Act, no sale or disposition of shares of Stock acquired under this Agreement shall be made unless an opinion of counsel or other evidence satisfactory to the Company that such sale or disposition will not constitute a violation of the registration provisions of the Act or any other applicable securities laws is first obtained. The certificates representing shares of Stock acquired under this Agreement may bear such legend as the Company deems appropriate, referring to the provisions of this paragraph.
    9.    Clawback. If (i) Employee is a Company officer at or above the level of Vice President at the date of this Agreement, (ii) Employee is not covered by a separate incentive award recoupment policy related to the award of Stock pursuant to this Agreement, and (iii) it is determined that Employee has engaged in fraud that causes, in whole or in part, a material adverse restatement of the Company’s financial statements, then all Restricted Shares shall be immediately forfeited, and the Employee must return to the Company all gains from sales of Stock acquired under this Agreement realized at any time after the filing of the incorrect financial statements. Any determination by the Board of Directors of the Company with respect to the foregoing shall be final, subject however to the right of the Employee to contest such determination in any court of competent jurisdiction. The Company agrees to pay promptly as incurred all legal fees and expenses which the Employee may reasonably incur as a result of any such contest; provided however, if the Employee does not prevail in such contest, the Employee will reimburse the Company for all such legal fees and expenses. As used herein, the term “fraud” shall mean the act of knowingly making a false representation of a material fact with the intent to deceive.
    10.    Deferral. To the extent permissible under the Company’s Deferred Compensation Plan and in conjunction with any deferral election previously provided in a timely manner to the Company, Employee may have deferred all or any portion of the grant of Restricted Shares pursuant to the Company’s Deferred Compensation Plan.

    11.    Binding Effect. This Agreement shall be effective only if executed by the Company by means of a manual, typed, or stamped signature, or an e-signature, recorded as a restricted grant in the minutes of the committee administering the Plan and executed by Employee by means of a manual signature or an e-signature. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
    12.    Modification. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by an employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
    IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer, and Employee has executed this Agreement, all as of the day and year first above written.

                        SERVICE CORPORATION INTERNATIONAL

/s/ Lori E. Spilde

By:
                            Lori E. Spilde
                            Senior Vice President
                            General Counsel and Secretary

                                                                                 EMPLOYEE

EXHIBIT A

No cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change of Control, that such Award shall be honored or assumed or replaced therefor (such honored, assumed or replaced Award hereinafter called an "Alternative Award"), by an Employee’s employer (or the parent or an Affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:

(i)be based on stock which is traded on an established U.S. securities market;

(ii)provide such Employee with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; provided that, if determined by the Committee, any performance-based Awards may be converted into Alternative Awards that vest and become payable solely upon the continued performance of services and in respect of the amount that would have been payable based upon performance through the date of the Change in Control or other measure of performance specified in the Employee's applicable Award Agreement;

(iii)have substantially equivalent economic value to such Award (determined at the time of the Change of Control and using valuation principles permitted under Treas. Reg. §1.424-1); and

(iv)have terms and conditions which provide that in the event that, during the CoC Protection Period, the Employee's employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or without Cause) or terminated for Good Reason (as defined below), all of such Employee's Awards shall be deemed immediately and fully exercisable, the Forfeiture Restrictions shall lapse as to each of the Employee's outstanding Restricted Stock Awards, each of the Employee's outstanding Restricted Stock Units and Other Stock-Based Awards shall vest and be payable in full and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or SAR, the excess of the fair market value of such stock on the date of the Employee's termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award, the fair market value of the number of shares of stock subject or related thereto.

For this purpose, an Employee’s employment or service shall be deemed to have been terminated for Good Reason if the Employee terminates employment or service within the CoC Protection Period for any of the following:

(a)The Company requires the Employee to be relocated more than 50 miles from the current office location, unless the Employee’s commute is reduced by the relocation;

(b)The Company materially reduces the responsibilities, authority or accountability of Employee from the same in effect immediately prior to the Change of Control;

(c)The Company reduces the base salary, Target Bonus or other compensation program participation of Employee; or

(d)The Company materially reduces the aggregate benefits of Employee.

The “CoC Protection Period” shall mean the period commencing sixty (60) days prior to a Change of Control and ending twenty-four months after the date upon which a Change of Control occurs.

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